Exhibit 5

GMAC LLC

300 Renaissance Center

Detroit, Michigan 48265

July 25, 2006

GMAC LLC

200 Renaissance Center

Detroit, Michigan 48265

Dear	Sirs:

As Assistant General Counsel of GMAC LLC (the “Company”) in connection with the proposed issue and sale of SmartNotes(tm) Due Nine Months to Thirty Years from Date of Issue (the “Notes”) pursuant to a Registration Statement filed this date, I advise that in my opinion you have full power and authority under the laws of Delaware, the State of your organization, and under your Certificate of Formation, as amended, to borrow the money and to contract the indebtedness to be evidenced by the said Notes.

It is my further opinion that the Indenture, dated as of September 24, 1996, with JPMorgan Chase Bank, N.A., Trustee, as amended by a First Supplemental Indenture dated as of January 1, 1998, and a Second Supplemental Indenture dated as of June 30, 2006, has been duly authorized, executed and delivered and that the Notes, when duly executed and authenticated as provided in the Indenture, issued and paid for, will be valid and legally binding obligations of the Company in accordance with and subject to the terms thereof and of the Indenture.

I hereby consent to the use of the foregoing opinion as Exhibit 5 of your Registration Statement filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the above mentioned Notes and to the use of my name in such Registration Statement and in the related Prospectus under the heading “Legal Opinions”.

Very truly yours,

/s/ MARTIN I. DARVICK
Martin I. Darvick
Assistant General Counsel